Exhibit 99.1

Perry Ellis International Reports Fourth Quarter and Full Fiscal 2015

Results and Reiterates Full Year Guidance for Fiscal 2016

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the fourth quarter (“fourth quarter of fiscal 2015”) and the fiscal year ended January 31, 2015 (“fiscal 2015”).

Key Fiscal 2015 Financial and Operational Highlights:

•	Adjusted diluted EPS increased 47% to $0.56;
•	GAAP net loss of $2.50 per share includes costs associated with strategic initiatives and a $42.7 million or $2.88 per diluted share non-cash income tax valuation allowance against the Company’s U.S. deferred tax assets. The allowance does not restrict the Company’s ability to utilize the deferred tax assets in future years;
•	Revenues total $890 million as compared to $912 million in the prior year period reflecting this strategic portfolio rationalization;
•	International revenues increased 15% representing 12% of total revenues up from 10% in fiscal 2014;
•	Direct-to-Consumer revenues increased 13% representing 10% of total revenues, up from 9% in fiscal 2014;
•	Licensing revenues increased 7% with 27 new licenses signed in fiscal 2015;
•	Gross margin expanded 80 basis points to 34%;
•	Cost savings generated were $12 million;
•	Company expanded its credit facility from $125 to $200 million with plans to redeem $100 million of its 7 7/8% senior subordinated notes. Annual interest savings will approximate $6 million or $0.25 per share.

Oscar Feldenkreis, President and Chief Operating Officer, commented, “During the quarter and throughout the year, we took actions to support and advance our core global brands, grow margins and generate cost efficiencies. In fiscal 2015, we experienced stronger demand for our products, resulting in improved performance at retail. Our international business also performed well underscoring the global appeal of our brands and supporting our margin expansion. As previously discussed, the unexpected labor disputes at the West Coast ports significantly disrupted our supply chain and our ability to deliver products to customers in the fourth quarter. Moving into 2016, we are confident in our forward path. Many of the external challenges of the prior year are behind us and we are focused on meaningfully improving results and operations by establishing momentum through the continued execution of our growth and profitability plan.”

Fiscal 2015 Fourth Quarter Results

Total revenue for the fourth quarter of fiscal 2015 was $218 million, a 1% increase compared to $216 million reported in the fourth quarter of fiscal 2014. As previously disclosed, revenues were adversely impacted by disruption at the West Coast ports. While the labor dispute has been resolved, the Company continues to anticipate an impact on shipments throughout the first quarter due to the backlog of containers at the port.

During the fourth quarter of fiscal 2015, overall gross margins held at 34.3%. Margin expansion was generated in our direct-to-consumer business, as well as in the Rafaella and Perry Ellis collections businesses.

On an adjusted basis, the fiscal 2015 fourth quarter earnings per diluted share were $0.07 as compared to adjusted earnings per diluted share of $0.06 in the fourth quarter of fiscal 2014. Adjusted earnings per diluted share exclude certain items as outlined in the attached Table 1 Reconciliation of GAAP diluted earnings per share to adjusted diluted earnings per share.

As reported under GAAP, the fiscal 2015 fourth quarter loss was $42.9 million or $2.90 per share compared to a loss of $28.2 million or $1.91 per share in the fourth quarter of fiscal 2014. The Company’s fourth quarter 2015 results included a $42.7 million or $2.89 per diluted share non-cash reserve associated with its deferred tax assets. The financial results were impacted by the West Coast ports congestion and contributed to a valuation reserve being required for the Company’s domestic deferred tax assets. The position does not impact the Company’s ability to use its deferred tax assets in the future. In addition the Company experienced $1.0 million or $0.05 per share in negative foreign currency exchange, similar to many enterprises operating a global business.

Fiscal 2015 Results

Fiscal 2015 revenues were $890 million as compared to $912 million reported in the prior year (“fiscal 2014”).

Adjusted earnings per diluted share for fiscal 2015 were $0.56 compared to adjusted earnings per diluted share of $.38 in fiscal 2014. Adjusted earnings per diluted share exclude the costs outlined in the attached Table 1 for both fiscal periods. (See attached “Table 1” for a reconciliation of GAAP loss/earnings per diluted share to adjusted earnings per diluted share.)

On a GAAP basis, net loss for fiscal 2015 was $37.2 million, or $2.50 per diluted share compared to GAAP net loss of $22.8 million, or $1.52 per diluted share for fiscal 2014. Net loss for fiscal 2015 included $2.88 per diluted share in non-cash income tax valuation reserve as described previously.

The gross margin for fiscal 2015 was 34.0% compared to the gross margin of 33.2% in fiscal 2014. Gross margin was positively impacted by a reduction in promotional activity in the sportswear collection businesses, a more favorable revenue mix between branded and private label revenues, as well as a stronger contribution from the Company’s higher margin international and licensing units. These margin improvements were partially offset by liquidation of exited programs in golf and sportswear.

Selling, general and administrative expenses totaled $268.8 million for fiscal 2015 as compared to $272.7 million in fiscal 2014. The decrease reflects cost reductions associated with the Company’s infrastructure review which were partially offset by investments in the Company international growth strategy as well as $1.8mm of unfavorable foreign exchange.

Earnings before interest, taxes, depreciation, amortization and impairments, as adjusted (“adjusted EBITDA”) for fiscal 2015 totaled $39.8 million, or 4.5% of total revenue. This compares to adjusted EBITDA of $34.8 million for fiscal 2014. (See attached “Table 2” for a reconciliation of net loss/income to adjusted EBITDA.)

Balance Sheet

The Company’s financial position continues to be very strong. Year-end cash and investments totaled $63.5 million with no borrowings under the credit facility. This compares to $42.4 million in the prior year and $8.2 million drawn under the credit facility. The Company has increased its credit facility to $200 million and plans to redeem $100 million of its senior subordinated notes. The annualized interest savings will approximate $6 million or $.25 per diluted share.

Update on Strategic Priorities for Fiscal 2015 to Enhance Profitability

As previously announced, the Company continues to focus on specific strategic priorities that it believes will deliver sustainable growth in revenues and profits.

George Feldenkreis, Chairman and Chief Executive Officer, Perry Ellis International, commented, “We have made significant progress improving our core business and I am pleased with our team’s efforts to execute our growth and profitability plans. I am confident that the actions we are taking combined with the global strength of our operating brands, Perry Ellis, Original Penguin, Rafaella and Golf lifestyle business, solidly position the company for improved operational and financial performance.”

The Company’s focused strategy includes:

■	Ongoing strategic review of the Company’s portfolio of brands as it exits underperforming, low growth brands and businesses. Since Fiscal 2014, the Company exited 30 brands which generated approximately $80 million in revenues. Most recently the Company announced the divestiture of its C&C California brand.
■	Driving international and licensing growth through direct investment in North America and Europe as well as strategic partnerships with licensees and other partners. During fiscal 2015, the Company signed 27 new licenses that extended eight of the Company’s brands across geographies and product categories. The Company realized 15% revenue growth internationally, while also enhancing the licensing division’s earnings power.
■	Expanding the Direct-to-Consumer channel. During fiscal 2015, the Company focused on enhancing profitability in its Direct-to-Consumer platform in order to accelerate future growth. The Company streamlined its internal team and reporting processes to simplify the business and improve operating performance. This initiative will continue to be a focal point for the Company in fiscal 2016.

■	Continuing to optimize its competitive positioning in the menswear arena through the wholesale, retail and licensing of its core brands. In fiscal 2015, the global reach of the Perry Ellis and Original Penguin brands expanded both through direct and licensed activities, which the Company expects to continue in fiscal 2016.
■	Driving efficiencies and generating cost savings through process enhancements, inventory management and sourcing improvements. During fiscal 2015, the Company executed $12 million in cost reductions that reduced both the cost of goods and SG&A during the year. A portion of these savings was reinvested into the Company’s international platform to drive further growth. The Company will continue executing this review, as well as its supply chain focus in fiscal 2016.

Fiscal 2016 Guidance

The Company reiterated its guidance for fiscal 2016. It expects total revenues to be in the range of $925 to $935 million. Gross margins for fiscal 2016 are expected to expand 50 to 60 basis points to a range of 34.5% to 34.6%. The Company expects adjusted EBITDA in the range of $55 to $58 million and EBITDA margin of 6.0% to 6.25%. These projections translate to a range of $1.25 to $1.35 in diluted earnings per share and do not include the impact of the Company’s redemption of $100 million in senior subordinated notes.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, Rafaella®, Cubavera®, Ben Hogan®, Savane®, Original Penguin® by Munsingwear®, Grand Slam®, John Henry®, Manhattan®, Axist®, and Farah®. The Company enhances its roster of brands by licensing trademarks from third parties, including: Nike® and Jag® for swimwear, and Callaway®, PGA TOUR®, and Jack Nicklaus® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology. Such forward-looking statements include, but are not limited to, statements regarding Perry Ellis’ strategic operating review, growth initiatives and internal operating improvements intended to drive revenues and enhance profitability, the implementation of Perry Ellis’ profitability improvement plan and Perry

Ellis’ plans to exit underperforming, low growth brands and businesses. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct-to-consumer retail markets; the effectiveness of our plans, strategies, objectives, expectations and intentions which are subject to change at any time at our discretion, potential cyber risk and technology failures which could disrupt operations or result in a data breach, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, actions of activist investors and the cost and disruption of responding to those actions, and other factors set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Source: Perry Ellis International, Inc.

Contact: Perry Ellis International, Inc.

Anita Britt, CFO

305-592-2830

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000's, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended		Year Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Revenues
Net sales	$209,044	$207,897	$858,237	$882,573
Royalty income	8,642	8,182	31,735	29,651

Total revenues	217,686	216,079	889,972	912,224
Cost of sales	143,118	141,882	586,968	609,436

Gross profit	74,568	74,197	303,004	302,788
Operating expenses
Selling, general and administrative expenses	67,738	67,092	268,783	272,716
Depreciation and amortization	3,222	3,251	12,198	12,626
Impairment on long-lived assets	—	42,977	—	42,977

Total operating expenses	70,960	113,320	280,981	328,319
Gain on sale of long-lived assets	—	—	885	6,162

Operating income	3,608	(39,123)	22,908	(19,369)
Costs on early extinguishment of debt	—	—	—	—
Interest expense	3,453	3,718	14,291	15,025

Net (loss) income before income taxes	155	(42,841)	8,617	(34,394)
Income tax provision (benefit)	43,052	(14,594)	45,792	(11,615)

Net (loss) income	$(42,897)	$(28,247)	$(37,175)	$(22,779)

Net (loss) income, per share
Basic	$(2.90)	$(1.91)	$(2.50)	$(1.52)

Diluted	$(2.90)	$(1.91)	$(2.50)	$(1.52)

Weighted average number of shares outstanding
Basic	14,783	14,823	14,856	14,998
Diluted	14,783	14,823	14,856	14,998

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000's)

BALANCE SHEET DATA:

	As of
	January 31, 2015	February 1, 2014
Assets
Current assets:
Cash and cash equivalents	$43,547	$26,989
Accounts receivable, net	137,432	146,392
Inventories	183,734	206,602
Investments	19,996	15,398
Other current assets	14,233	29,008

Total current assets	398,942	424,389

Property and equipment, net	64,633	59,912
Intangible assets, net	210,201	211,485
Goodwill	6,022	6,022
Other assets	5,191	4,927

Total assets	$684,989	$706,735

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$117,789	$112,442
Accrued expenses and other liabilities	23,152	24,642
Accrued interest payable	4,045	4,095
Deferred pension obligation	8,930	—
Unearned revenues	4,856	5,013

Total current liabilities	158,772	146,192

Long term liabilities:
Senior subordinated notes payable, net	150,000	150,000
Senior credit facility	—	8,162
Real estate mortgages	22,109	22,844
Deferred pension obligation	—	9,862
Unearned revenues and other long-term liabilities	52,091	22,142

Total long-term liabilities	224,200	213,010

Total liabilities	382,972	359,202

Equity
Total equity	302,017	347,533

Total liabilities and equity	$684,989	$706,735

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 1

Reconciliation of the three and twelve months ended January 31, 2015 and February 1, 2014 net (loss) income and diluted (loss) earnings per share to adjusted net (loss) income and adjusted diluted (loss) earnings per share.

(UNAUDITED)

(amounts in 000's, except per share information)

	Three Months Ended		Year Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Net (loss) income	$(42,897)	$(28,247)	$(37,175)	$(22,779)
Plus:
Impairment on long-lived assets	—	42,977	—	42,977
Costs on exited brands	—	—	203	—
Costs of streamlining and consolidation of operations, legal settlement and other strategic initiatives	1,794	772	5,333	4,694
Less:
Gain on sale of long-lived assets	—	—	(885)	(6,162)
Tax benefit	(618)	(14,650)	(1,669)	(12,968)
Plus:
Provision for income tax valuation	42,728	—	42,728	—

Net (loss) income, as adjusted	$1,007	$852	$8,535	$5,762

	Three Months Ended		Year Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Net (loss) income per share, diluted	$(2.90)	$(1.91)	$(2.50)	$(1.52)
Net per share impairment on long-lived assets	—	1.94	—	1.91
Net per share costs on exited brands	—	—	0.01	—
Net per share costs of streamlining and consolidation of operations, legal settlement and other strategic initiatives	0.08	0.03	0.23	0.21
Net per share gain on sale of long-lived assets	—	—	(0.04)	(0.22)
Net per share gain on provision for income tax valuation	2.89	—	2.88	—
Adjustment for using diluted share count (1)	—	—	(0.02)	—

Adjusted net (loss) income per share, diluted	$0.07	$0.06	$0.56	$0.38

(1)	The calculation of diluted shares for the purpose of generating GAAP EPS does not include any antidilutive items (options, SARs and restricted stock) that would result in a lower loss per share. Since the non-GAAP adjustments would result in projected adjusted net income, these items would become dilutive to EPS. This adjustment represents the impact of including these dilutive items in the calculation of diluted shares for generating the adjusted EPS.

"Adjusted net (loss) income per share, diluted" consists of "net (loss) income per share, diluted" adjusted for the impact of the costs on exited brands, costs of streamlining and consolidation of operations, legal settlement and other strategic initiatives, gain on sale of long-lived assets, income tax valuation and impairments on long-lived assets. These costs, impairments and gain are not indicative of our core operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed, net of taxes, from the calculation.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 2

RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA(1)

(UNAUDITED)

(amounts in 000's)

	Three Months Ended		Year Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Net (loss) income	$(42,897)	$(28,247)	$(37,175)	$(22,779)
Plus:
Depreciation and amortization	3,222	3,251	12,198	12,626
Interest expense	3,453	3,718	14,291	15,025
Income tax provision	43,052	(14,594)	45,792	(11,615)

EBITDA	6,830	(35,872)	35,106	(6,743)

Impairment on long-lived assets	—	42,977	—	42,977
Costs on exited brands	—	—	203	—
Costs of streamlining and consolidation of operations, legal settlement and other strategic initiatives	1,794	772	5,333	4,694
Gain on sale of long-lived assets	—	—	(885)	(6,162)

EBITDA, as adjusted	$8,624	$7,877	$39,757	$34,766

Gross profit	$74,568	$74,197	$303,004	$302,788
Less:
Selling, general and administrative expenses	(67,738)	(67,092)	(268,783)	(272,716)
Plus:
Costs on exited brands	—	—	203	—
Costs of streamlining and consolidation of operations, and other strategic initiatives	1,794	772	5,333	4,694

EBITDA, as adjusted	$8,624	$7,877	$39,757	$34,766

Total revenues	$217,686	$216,079	$889,972	$912,224

EBITDA margin percentage of revenues	4.0%	3.6%	4.5%	3.8%

(1)	Adjusted EBITDA consists of (loss) earnings before interest, taxes, depreciation, amortization, impairment on long-lived assets, costs on exited brands, costs of streamlining and consolidation of operations, legal settlement and other strategic initiatives, as well as the gain on sale of long-lived assets. Adjusted EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. In addition, we present adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across periods on a consistent basis by excluding items that we do not believe are indicators of our core operating performance.